FOR FURTHER INFORMATION CONTACT:

FOR IMMEDIATE RELEASE	Investor Relations Sharon Latham 402-548-4207
GOVERNMENT PROPERTIES TRUST, INC.
TO MERGE WITH RECORD REALTY TRUST
OMAHA, Nebraska.—October 23, 2006—Government Properties Trust, Inc. (NYSE: GPT) (“GPT”), a self-managed, self-administered real estate investment trust, and Record Realty Trust (ASX: RRT) (“Record Realty”), an Australian listed property trust today announced that they have entered into a definitive merger agreement whereby a subsidiary of Record Realty will acquire GPT for $10.75 per common share in cash, subject to a potential reduction by an amount not to exceed $0.08 per common share resulting from certain potential contingencies of GPT, and as otherwise provided in the merger agreement.
GPT invests primarily in single tenant properties under long-term leases to the U.S. government. Record Realty is an investor in structured real estate. It invests in commercial buildings with longer term leases to high quality tenants. Record Realty is managed by Record Funds Management Limited, a wholly-owned subsidiary of Allco Finance Group (ASX: AFG) (“Allco”).
The per share purchase price represents a 17.2% premium over GPT’s closing share price on October 23, 2006, and a 19.1% premium to the average closing price over the past three months. In addition to the merger consideration, the agreement permits GPT to continue to pay regular quarterly dividends at a rate of $0.1125 per share through the closing of the merger with a pro-rated dividend for the quarter in which the transaction closes.
The transaction has been unanimously approved by each of GPT’s and Record Realty’s respective boards of directors. Completion of the merger is currently expected to occur during the first quarter of 2007 and is subject to approval by GPT’s stockholders and other customary closing conditions.
The U.S. operations of the merged business will be based in Omaha, Nebraska staffed by the current GPT employees, and will maintain the Government Properties Trust brand. Thomas D.

Peschio will continue in his leadership role as President and Chief Executive Officer of the merged business.
Mr. Peschio, GPT’s President and Chief Executive Officer, commented, “This is a great success for GPT and its stockholders. The management, staff and board of GPT are very pleased with the international recognition this transaction represents of GPT’s achievements as “America’s Landlord”tm. Our Omaha-based business platform is now positioned with a strong global partner and together we expect to accelerate our growth and broaden the scope of our real estate investments.”
Stewart Tillyard, Chief Executive Officer of Record Realty said, “This is a strategic acquisition of a highly complementary company providing Record Realty with an exciting global platform for its continued success.”
Wachovia Securities is acting as a financial advisor to GPT’s board of directors and Ballard Spahr Andrews & Ingersoll, LLP is serving as legal counsel. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to Record Realty.
GPT plans to release its third quarter 2006 financial results after the market closes on Wednesday, November 1, 2006.
About Government Properties Trust, Inc.
Government Properties Trust, Inc. invests primarily in single tenant properties under long-term leases to the U.S. government. Government Properties Trust, Inc. is a self-managed, self-administered real estate investment trust, or REIT. The Company is located at 13625 California Street, Suite 310, Omaha, NE 68154. For additional information, please visit the Government Properties Trust, Inc. Web site at www.gptrust.com.
About Record Realty Trust
Record Realty is an investment vehicle managed by Record Funds Management Limited, a wholly-owned subsidiary of Allco Finance Group, which applies structured finance techniques to achieve optimal returns on investments. Record Realty’s investment model targets quality properties with stable long-term cash flows from premium principal tenants (government or major corporates) and where there is a high probability of lease renewal.
Record Realty’s strategy is primarily focused on investing in the residual equity positions of premium properties and property portfolios.
Forward Looking Statements
Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.
These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the receipt of required regulatory approvals; (3) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (4) the ability to recognize the benefits of the merger; and other risks that are set forth in GPT’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond GPT’s ability to control or predict.
Important Additional Information Regarding the Merger will be filed with the SEC.
In connection with the proposed merger, GPT will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by GPT at the SEC Web site http://www.sec.gov. The proxy statement and other documents also may be obtained for free from GPT by directing such request to Government Properties Trust, Inc., Investor Relations, 13625 California Street, Suite 310, Omaha, NE 68154 or at GPT’s Web site at www.gptrust.com.
GPT and certain executive officers and other members of its management may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of GPT’s participants in the solicitation, which may be different than those of GPT’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.

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